Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

FreightCar America, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule (1)	Amount Registered (2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Other	1,675,000	$4.56	$7,638,000	.0000927	$708.04
Total Offering Amounts					$7,638,000		$708.04
Net Fee Due							$708.04

(1) Fee calculated in accordance with Rules 457(c) and (h) under the Securities Act of 1933 (the “Securities Act”).

(2) 1,675,000 shares of common stock of the Registrant covered by this Registration Statement are authorized and reserved for issuance under the FreightCar America, Inc. 2022 Long Term Incentive Plan. In accordance with Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover any additional shares of the Registrant’s common stock that become issuable under the FreightCar America, Inc. 2022 Long Term Incentive Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding shares of common stock of the Registrant.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended. Such computation is based on the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Market on May 19, 2022, a date within five business days of the date of this Registration Statement.